Exhibit 99.1

Infinera Corporation Announces Closing of Initial Public Offering of

Common Stock and Exercise of Over-Allotment Option

Sunnyvale, CA – June 12, 2007 – Infinera Corporation (Nasdaq: INFN) today announced that it has closed on its initial public offering of 14,000,000 shares of common stock at a price of $13.00 per share. Infinera also announced that the underwriters of the offering exercised in full their option to purchase an additional 2,100,000 shares of the company’s common stock, bringing the total initial public offering size to $209.3 million prior to the deduction of underwriting discounts and estimated expenses paid by Infinera. Infinera intends to use the net proceeds from the offering for working capital and other general corporate purposes, including to finance our growth, develop new products, fund capital expenditures, or to expand our existing business through acquisitions of other businesses, products or technologies. In addition, we may choose to repay the outstanding principal balance on our credit facilities.

Goldman, Sachs & Co. acted as sole book-running manager, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. acted as co-lead managers, and Thomas Weisel Partners LLC acted as co-manager for the offering. Copies of the final prospectus relating to the offering may be obtained by contacting Goldman, Sachs & Co., Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, via fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com.

A registration statement relating to the offering was declared effective by the Securities and Exchange Commission on June 6, 2007. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

For further information, contact:

Jeff Ferry

Infinera

Tel. +1 (408) 572-5213

jferry@infinera.com